Exhibit 10.24

EXECUTION COPY

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made and dated as of November 19 2008 by and between AstraZeneca UK Limited, a company incorporated under the laws of England and Wales with offices at 15 Stanhope Gate, London W1K 1LN, England (“AstraZeneca”), and Abraxis Bioscience, LLC (“Abraxis”), a Delaware limited liability company with offices at 11755 Wilshire Boulevard, Suite 2000, Los Angeles, California 90025, U.S.A., as successor-in-interest to Abraxis BioScience, Inc. (“ABI”). Each of AstraZeneca and Abraxis is a “Party” to this Termination Agreement.

BACKGROUND

AstraZeneca and Abraxis are parties to that certain Co-Promotion and Strategic Marketing Services Agreement, dated April 26, 2006 (the “Co-Promotion Agreement”).

Abraxis Bioscience, Inc. (formerly New Abraxis, Inc.) (“ABBI”) is the parent company and controlling member of Abraxis.

The Parties are entering into this Termination Agreement in order to terminate the Co-Promotion Agreement and to take certain other actions set forth herein.

AGREEMENT

In consideration of the mutual covenants and promises contained in this Termination Agreement, the Parties agree as follows:

1.	Definitions.

Capitalized terms not otherwise defined in this Termination Agreement shall have the meaning given to them in the Co-Promotion Agreement.

2.	Termination.

Notwithstanding anything to the contrary in Sections 21.1 and 21.2 of the Co-Promotion Agreement, the Co-Promotion Agreement shall be terminated effective on and as of the date, not sooner than January 1, 2009 and not later than January 5, 2009, on which AstraZeneca shall have received written notice in the form attached hereto as Exhibit A (“Approval Notice”) stating that the Board of Directors of ABBI has voted to approve the termination of the Co-Promotion Agreement (the “Termination Date”). From and after the Termination Date, except as specifically set forth herein, neither Party shall have any further rights, responsibilities, obligations or duties, financial or otherwise, under the Co-Promotion Agreement. In furtherance of the foregoing, Abraxis agrees (i) to cause a meeting of the Board of Directors of ABBI to be convened no sooner than January 1, 2009 and no later than January 5, 2009 for the purpose of considering the termination of the Co-Promotion Agreement as described in the first sentence of this Section 2 and (ii) that in the event the Board of Directors of ABBI shall have approved such termination of the Co-Promotion Agreement, then Abraxis shall promptly, and in no event later than January 5, 2009 deliver the Approval Notice to AstraZeneca. In the event AstraZeneca does not receive the Approval Notice on or before January 5, 2009, the Co-Promotion Agreement shall not be terminated, and the provisions of Sections 14 and 15(k) of this Termination Agreement shall apply.

3.	Payments to AstraZeneca.

a)	Termination Fee. Abraxis shall pay to AstraZeneca a termination fee in the amount of Two Hundred Sixty-Eight Million United States Dollars (US$268,000,000) (the “Termination Fee”) on or before March 31, 2009 no later than 1:30 PM New York time (but in no event earlier than the Termination Date) by wire transfer of immediately available funds pursuant to wiring instructions set forth on Exhibit B attached hereto, which wiring instructions may be modified at any time by AstraZeneca upon forty-eight (48) hours prior written notice thereof to Abraxis. If Abraxis in good faith determines that it is required under U.S. tax rules and regulations (and interpretations thereof) to withhold an amount from the Termination Fee for income or other taxes, then Abraxis shall withhold such required amount and provide AstraZeneca appropriate documentation to facilitate AstraZeneca obtaining a full foreign or other tax credit for such withheld amount.

b)	Letters of Credit. To secure the obligation of Abraxis to pay the Termination Fee and the Final Compensation Payment, Abraxis shall provide to AstraZeneca on the date of this Termination Agreement two (2) irrevocable standby letters of credit issued by JPMorgan Chase Bank, N.A., in the aggregate stated amount of US$286,000,000, as follows: (1) the first such letter of credit (the “Termination Fee LOC”) shall be in the stated amount of US$268,000,000, shall be scheduled to expire on the close of business on April 7, 2009, shall provide for payment to AstraZeneca as beneficiary of the Termination Fee LOC of the sum of US$268,000,000 at any time on or after 1:31 PM New York time on March 31, 2009 and shall be in the form attached to this Termination Agreement as Exhibit C; and (2) the second such letter of credit (the “Final Payment LOC”) shall be in the stated amount of US$18,000,000, shall be scheduled to expire on the close of business on April 7, 2009, shall provide payment to AstraZeneca as beneficiary of the Final Payment LOC of the sum of US$18,000,000 at any time on or after 1:31 PM New York time on March 31, 2009 and shall be in the form attached to this Termination Agreement as Exhibit D. The Termination Fee LOC and the Final Payment LOC are sometimes hereinafter referred to collectively as the “Letters of Credit” or individually as a “Letter of Credit”. The delivery of the Letters of Credit to AstraZeneca shall not be deemed to satisfy or release the obligation of Abraxis to pay the Termination Fee or Final Compensation Payment when due in accordance with the terms of this Termination Agreement. However, AstraZeneca agrees that the amount drawn by AstraZeneca under each of the Termination Fee LOC and the Final Payment LOC shall be applied to the Termination Fee and the Final Compensation Payment, respectively. Abraxis shall pay all fees and expenses necessary to cause JPMorgan Chase Bank, N.A. to issue the Letters of Credit pursuant to the terms of this Termination Agreement. AstraZeneca will surrender for cancellation the original Termination Fee LOC and the original Final Payment LOC to JPMorgan Chase Bank, N.A. promptly upon confirmation of receipt of payment in full by Abraxis of the Termination Fee and the Final Compensation Payment, respectively.

c)	Substitute Letters of Credit. Abraxis agrees that in the event the rating from Moody’s Investors Service (“Moody’s”) of the long-term debt obligations of JPMorgan Chase Bank, N.A. shall fall from the Moody’s rating now in effect (Aaa) to a rating below Aa2, then and in such event Abraxis shall, upon AstraZeneca’s written request and at AstraZeneca’s sole expense, use its commercially reasonable efforts to promptly obtain substitute irrevocable standby letters of credit to replace each of the Letters of Credit (each a “Substitute Letter of Credit” and collectively “Substitute Letters of Credit”). Each Substitute Letter of Credit must (1) be an irrevocable standby letter of credit from a commercial banking institution reasonably satisfactory to AstraZeneca whose debt obligations have at least a rating of Aa2 from Moody’s, (2) have a term that continues in effect until the close of business on April 7, 2009 and (3) be in the same stated amount and on terms no less favorable to AstraZeneca than the Letter of Credit being replaced. The Letters of Credit being replaced shall in no event be terminated or released until the Substitute Letters of Credit, in form and substance reasonably satisfactory to AstraZeneca, have been delivered to AstraZeneca and are in full force and effect.

d)

Final Compensation Payment. Notwithstanding anything to the contrary herein or in the provisions of Section 9.2 of the Co-Promotion Agreement, the Calendar Quarter ended December 31, 2008 shall, for purposes of computing AstraZeneca’s final Compensation payable under Section 9.2 of the Co-Promotion Agreement after the Termination Date (“Final Compensation Payment”), be deemed the final Calendar Quarter of the Term (the “Final Calendar Quarter”), and after the Termination Date, Abraxis shall pay AstraZeneca final Compensation in the amount of twenty-two percent (22%) of Net Sales of the Product in the Territory recognized by Abraxis during the Final Calendar Quarter, and such final Compensation shall be paid by Abraxis to AstraZeneca on or before March 31, 2009 no later than 1:30 PM New York time. The provisions of Section 9.2 of the Co-Promotion Agreement providing for the payment of Compensation to AstraZeneca for the final Calendar Quarter of the Term based on Average Final Net Sales, payable sixty (60) days after the end of the first Calendar Quarter beginning after the Term, is superceded by the provisions of this Section 3(d). In the event AstraZeneca draws upon the Final Payment LOC, and the amount so paid to AstraZeneca (1) is less than the actual amount of the Final Compensation Payment as determined in accordance with this Section 3(d), then Abraxis shall promptly and in any event no later than April 1, 2009 pay to AstraZeneca the amount by which such Final Compensation Payment exceeds the amount paid to AstraZeneca under the Final Payment LOC or (2) exceeds the actual amount of the Final Compensation Payment as determined in accordance with this Section 3(d), AstraZeneca shall promptly and in any event no later than April 1, 2009 pay to Abraxis the amount by which the amount paid to AstraZeneca under the Final Payment LOC exceeds the Final Compensation Payment. If Abraxis in good faith determines that it is required under U.S. tax rules and regulations (and interpretations thereof) to withhold an amount from the Final Compensation Payment for income or other taxes, then Abraxis shall withhold such required amount and provide AstraZeneca appropriate documentation to facilitate AstraZeneca obtaining a full foreign or other tax credit for such withheld amount.

4.	Representations and Warranties of AstraZeneca.

AstraZeneca represents and warrants to Abraxis as follows:

a)	AstraZeneca has the power and authority and the legal right to enter into this Termination Agreement;

b)	AstraZeneca has taken all necessary action on its part to authorize the execution and delivery of this Termination Agreement and the performance of its obligations hereunder; and

c)	This Termination Agreement has been duly executed and delivered on behalf of AstraZeneca and constitutes a legal, valid, binding obligation, enforceable against AstraZeneca in accordance with its terms.

5.	Representations and Warranties of Abraxis.

Abraxis hereby represents and warrants to AstraZeneca as follows:

a)	Abraxis is the successor-in-interest to all or substantially all of the business of ABI relating to the Co-Promotion Agreement, and all of the rights and obligations of ABI under the Co-Promotion Agreement have been validly assigned and delegated to Abraxis by ABI in compliance with the provisions of Section 28 of the Co-Promotion Agreement. Pursuant to the provisions of Section 28 of the Co-Promotion Agreement, ABI has ceased to be a party to the Co-Promotion Agreement and has ceased to have any rights or obligations under the Co-Promotion Agreement.

b)	Abraxis has the power and authority and the legal right to enter into this Termination Agreement and to perform its obligations hereunder;

c)	Abraxis has taken all necessary action on its part to authorize the execution and delivery of this Termination Agreement and the performance of its obligations hereunder; and

d)	This Termination Agreement has been duly executed and delivered on behalf of Abraxis and constitutes a legal, valid, binding obligation, enforceable against Abraxis in accordance with its terms.

6.	Notice of Waiver of Right to Receive Residual Compensation.

Notwithstanding anything to the contrary contained in the Co-Promotion Agreement, AstraZeneca hereby notifies Abraxis in accordance with Section 14.1.2 of the Co-Promotion Agreement that upon the Termination Date AstraZeneca hereby elects to forgo, and surrenders, any rights it may have to receive Residual Compensation pursuant to Section 9.5 of the Co-Promotion Agreement. Abraxis hereby acknowledges receipt and sufficiency of such notice and hereby releases AstraZeneca of any obligations under Sections 14.1.2, 14.1.4 and 14.1.5 of the Co-Promotion Agreement from and after the Termination Date. AstraZeneca hereby releases Abraxis of any obligations under Section 14.1.4 of the Co-Promotion Agreement from and after the Termination Date.

7.	Surviving Provisions.

From and after the Termination Date, Section 21.5 of the Co-Promotion Agreement, and all sections referred to therein, shall survive termination of the Co-Promotion Agreement; provided, however, that notwithstanding anything herein or in the Co-Promotion Agreement to the contrary, Sections 9.5, 12.5.2, 14.1.2, 14.1.4 and 14.1.5 shall not survive termination of the Co-Promotion Agreement.

8.	AstraZeneca Release of Abraxis.

Effective on and after the Termination Date, AstraZeneca hereby irrevocably waives, relinquishes and forever releases and discharges the following (collectively, the “Released AstraZeneca Claims”): any rights, suits, claims, actions, causes of action, arbitrations, losses, costs, expenses, liabilities or damages of whatever kind or nature, whether now known or unknown, liquidated or unliquidated, matured or unmatured (collectively “Claims”) that AstraZeneca and any of its past, present and future parents, stockholders, affiliates, subsidiaries, officers, directors, employees, agents, attorneys, successors and assigns (collectively, the “AstraZeneca Entities”), ever had, now has, or may have in the future against Abraxis and any of its past, present and future parents, stockholders, affiliates, subsidiaries, officers, directors, employees, agents, attorneys, successors and assigns (collectively, the “Abraxis Entities”) arising from or under or relating to the Co-Promotion Agreement, other than any Claims arising from or under (a) any of the surviving provisions of the Co-Promotion Agreement referred to in Section 7 hereof or (b) any breach by Abraxis of its representations, warranties and covenants set forth in this Termination Agreement.

9.	Abraxis Release of AstraZeneca.

Effective on and after the Termination Date, Abraxis hereby irrevocably waives, relinquishes and forever releases and discharges the following (collectively, the “Released Abraxis Claims”): any Claims that the Abraxis Entities ever had, now has, or may have in the future against any of the AstraZeneca Entities arising from or under or relating to the Co-Promotion Agreement, other than any Claims arising from or under (a) any of the surviving provisions of the Co-Promotion Agreement referred to in Section 7 hereof or (b) any breach by AstraZeneca of its representations, warranties and covenants set forth in this Termination Agreement.

10.	AstraZeneca Covenant Not to Sue.

Effective on and after the Termination Date, AstraZeneca agrees that none of the AstraZeneca Entities will, either individually or in concert with another, maintain, cause to be maintained, or voluntarily assist in maintaining any demand, action, claim, lawsuit, arbitration, or similar proceeding, in any capacity whatsoever, against any of the Abraxis Entities based upon any of the Released AstraZeneca Claims.

11.	Abraxis Covenant Not to Sue.

Effective on and after the Termination Date, Abraxis agrees that none of the Abraxis Entities will, either individually or in concert with another, maintain, cause to be maintained, or voluntarily assist in maintaining any demand, action, claim, lawsuit, arbitration, or similar proceeding, in any capacity whatsoever, against any of the AstraZeneca Entities based upon any of the Released Abraxis Claims.

12.	AstraZeneca Indemnification.

AstraZeneca agrees to indemnify the Abraxis Entities against and shall hold each of them harmless from any and all damage, loss, liability, fines, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties) incurred or suffered by the Abraxis Entities arising out of any misrepresentation or breach of warranty or breach of covenant or agreement (including, but not limited to, the covenant not to sue contained in Section 10 hereof) made or to be performed by AstraZeneca pursuant to this Termination Agreement.

13.	Abraxis Indemnification.

Abraxis agrees to indemnify the AstraZeneca Entities against and shall hold each of them harmless from any and all damage, loss, liability, fines, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties) incurred or suffered by the AstraZeneca Entities arising out of any misrepresentation or breach of warranty or breach of covenant or agreement (including, but not limited to, the covenant not to sue contained in Section 11 hereof) made or to be performed by Abraxis pursuant to this Termination Agreement.

14.	Amendment to Section 9.2 of the Co-Promotion Agreement.

In the event the Termination Date fails to occur on or before January 5, 2009, then and in such event the provisions of Section 9.2 of the Co-Promotion Agreement shall automatically be amended, effective January 6, 2009, to change the Compensation of AstraZeneca for all purposes under the Co-Promotion Agreement from twenty-two percent (22%) of Net Sales of the Product in the Territory to fifty percent (50%) of Net Sales of the Product in the Territory, and the Co-Promotion Agreement, as so amended, shall remain in full force and effect until terminated in accordance with the terms thereof.

15.	Miscellaneous.

a) No Modification. This Termination Agreement may be changed, amended or modified only by a writing signed by the Parties.

b) Headings. The headings contained in this Termination Agreement are for convenience of reference only and shall not be considered in construing this Termination Agreement.

c) Waiver. Any waiver by either Party of a breach or a default of any provisions of this Termination Agreement by the other Party shall not be effective unless in writing and shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power, or privilege by such Party.

d) Successors and Assigns. This Termination Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, and neither this Termination Agreement nor any of the rights, interests or obligations hereunder of the Parties hereto may be assigned or delegated by any of the Parties hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

e) Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

f) Applicable Law. This Termination Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the law of The State of Delaware without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

g) Entire Agreement. This Termination Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Termination Agreement and shall supercede all prior discussions, negotiations, correspondence, documents or agreements, whether written or oral, with respect to the subject matter of this Termination Agreement.

h) Jurisdiction; Waiver of Jury Trial. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of state and federal courts located in the State of Delaware for any claim, action, suit or proceeding arising out of or relating to this Termination Agreement, and agree not to commence any action, suit or proceeding related thereto except in such courts. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TERMINATION AGREEMENT.

i) Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Termination Agreement invalid, illegal or unenforceable in any respect. If any provision of this Termination Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Termination Agreement. To the fullest extent permitted by applicable law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Termination Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

j) Publicity. The Parties agree that, except as otherwise required by applicable law as determined in good faith such Party in consultation with outside counsel, no press releases or other public announcements or disclosures regarding this Termination Agreement or any of the terms and provisions hereof shall be issued or made by any Party until the Termination Date shall have occurred; provided, that prior to any such disclosures, the disclosing Party shall furnish the proposed disclosure in advance to the other Party with reasonable opportunity for such receiving Party to seek a protective order or confidential treatment of such disclosure.

k) Failure of Termination Date. In the event the Termination Date fails to occur on or before January 5, 2009, then and in such event this Termination Agreement shall automatically terminate and be of no further force and effect, except that Section 14 of this Termination Agreement shall survive.

l) Notices Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Termination Agreement shall be in writing, shall refer specifically to this Termination Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15(l). Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.

For Notices to:	AstraZeneca UK Limited
Address:	15 Stanhope Gate London, England W1K 1LN
Facsimile:	+44 207-304-5196
For the attention of:	General Counsel

With a copy to:	AstraZeneca Pharmaceuticals LP
Address:	1800 Concord Pike Wilmington, DE 19803
Facsimile:	302-886-2459
For the attention of:	General Counsel

With a copy to:	V.P. Deal Management, North America
For Notices to:	Abraxis Bioscience, LLC.
Address:	11755 Wilshire Boulevard, Suite 2000 Los Angeles, CA 90025
Facsimile:	310-998-8553
For the attention of:	Chief Executive Officer

With a copy to:	Abraxis Bioscience, LLC.
Address:	11755 Wilshire Boulevard, Suite 2000 Los Angeles, CA 90025
Facsimile:	310-998-8553
For the attention of:	General Counsel

[Signature page follows]

IN WITNESS WHEREOF, each of AstraZeneca and Abraxis has caused this Termination Agreement to be executed and delivered by its duly authorized representative.

ASTRAZENECA UK LIMITED

By:	/s/ GHR Musker
Name: GHR Musker
Title: Company Secretary

ABRAXIS BIOSCIENCE, LLC

By:	/s/ Bruce Wendel
Name: Bruce Wendel
Title: EVP, Corporate Operations & Development